Exhibit 99.1

News Release
Republic First Bancorp, Inc.
July 26, 2018

REPUBLIC FIRST BANCORP, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS
ANNOUNCES NEW YORK CITY EXPANSION PLAN

Philadelphia, PA, July 26, 2018 (GlobeNewswire) – Republic First Bancorp, Inc. (NASDAQ: FRBK), the holding company for Republic Bank, today announced its financial results for the period ended June 30, 2018.

Q2 Highlights

•	Total deposits increased by $402 million, or 23%, to $2.1 billion as of June 30, 2018 compared to $1.7 billion as of June 30, 2017.

•
New stores opened since the beginning of the "Power of Red is Back" expansion campaign are currently growing deposits at an average rate of $29 million per year, while the average deposit growth for all stores over the last twelve months was approximately $18 million per store.

•	Total loans grew $251 million, or 24%, to $1.3 billion as of June 30, 2018 compared to $1.1 billion at June 30, 2017.

•	Income before tax increased by 41% to $2.9 million for the three months ended June 30, 2018 compared to $2.1 million for the three months ended June 30, 2017.

"The Power of Red is Back" expansion strategy continues to deliver exceptional results. Assets, loans and deposits are growing more than 20% year over year and profitability continues to improve despite the significant investments being made to execute the growth plan. The momentum can be felt across the Bank's entire footprint.

The success achieved with "The Power of Red is Back" growth campaign in the Metro Philadelphia Market is moving to New York. Republic Bank is planning to expand into New York City beginning in 2019. Sites for several new stores have been identified in Manhattan with four stores expected to open next year.

Vernon W. Hill, II, Chairman of Republic First Bancorp said:

"The Power of Red is Back growth campaign is coming to New York City.  I am excited to announce our intention to bring Republic Bank's unmatched commitment to extraordinary customer service and convenience to Manhattan. Our goal is to turn Customers into FANS. We achieve this goal not only through our unique store locations, but we combine that experience with our relentless pursuit of customer satisfaction through all delivery channels including mobile and internet options. We look forward to the opportunity to bring our exceptional model to the people of New York City."

Harry D. Madonna, President and Chief Executive Officer of Republic First Bancorp added:

"Our second quarter results continue to demonstrate the success our growth strategy is capable of producing. We are excited for the highly anticipated opening of our next store in Gloucester Township, NJ and we've recently broken ground on four new sites in the Metro Philadelphia market which we hope to have complete before year end. This activity combined with the planned expansion into New York City beginning in 2019 sets us up for an incredibly bright future."

A summary of the financial results for the period ended June 30, 2018 can be found in the following table:

	Three Months Ended
($ in millions, except per share data)	06/30/18	06/30/17	% Change

Assets	$ 2,552.9	$ 2,043.5	25%
Loans	1,317.6	1,066.5	24%
Deposits	2,134.1	1,732.4	23%
Total Revenue	$ 28.1	$ 22.3	26%
Income Before Tax	2.9	2.1	41%
Net Income *	2.4	2.1	15%
Net Income per Share	$ 0.04	$ 0.04	-%

* Note:
Net income for the period ended 6/30/18 reflects a provision for federal and state income taxes which did not impact 2017 results due to an adjustment to the DTA valuation allowance recorded by the Company.

Additional Highlights for the Period Ended June 30, 2018

•	Total assets increased by $509 million, or 25%, to $2.6 billion as of June 30, 2018 compared to $2.0 billion as of June 30, 2017.

•	Non-interest bearing demand deposits represent the fastest growing segment of the Company's deposit base. These deposits grew by $156 million, or 42%, to $527 million over the last 12 months.

•
Net income after tax was $2.4 million, or $0.04 per share, for the three months ended June 30, 2018 compared to $2.1 million for the three months ended June 30, 2017. The Company began recognizing an increased provision for federal and state income taxes during the first quarter of 2018 after reversing its deferred tax asset valuation allowance during the fourth quarter of 2017. The prior year income tax provision was largely offset by an adjustment to the valuation allowance.

•
Total revenue grew by 26% during the quarter ended June 30, 2018 while non-interest expense increased by 17% when compared to the second quarter of 2017. The Company continues to open new stores and increase profitability despite the additional costs associated with the expansion strategy.

•
There are twenty-three convenient store locations open today. The next store opening is scheduled for July 28, 2018 in Gloucester Township, NJ. Ground has been broken on sites in Evesboro, Lumberton, and Somers Point, NJ and Feasterville, PA. These stores are expected to be completed by year end.

•	Expansion into New York City is expected to begin during 2019. The Company is planning to open four new stores in Manhattan in the coming year.

•	Asset quality continues to improve. The ratio of non-performing assets to total assets declined to 0.81% as of June 30, 2018 compared to 1.41% as of June 30, 2017.

•
The Company converted $10.6 million of outstanding trust preferred securities to 1.6 million shares of common stock during the first quarter of 2018. This conversion will result in a reduction of interest expense of approximately $0.9 million on an annual basis going forward.

•
The Company's residential mortgage division, Oak Mortgage, is serving the home financing needs of customers throughout its footprint. Oak originated over $100 million in loans during the three month period ended June 30, 2018.

•
Meeting the needs of small business customers continued to be an important part of the Company's lending strategy.  More than $8 million in new SBA loans were originated during the three month period ended June 30, 2018. Republic Bank is currently ranked as the #2 SBA lender in New Jersey based on the dollar volume of loan originations.

•	The Company's Total Risk-Based Capital ratio was 15.62% and Tier I Leverage Ratio was 9.88% at June 30, 2018.

•	Book value per common share increased to $4.01 as of June 30, 2018 compared to $3.90 as of June 30, 2017.

Income Statement

The major components of the income statement are as follows (dollars in thousands, except per share data):

	Three Months Ended			Six Months Ended
	06/30/18	06/30/17	% Change	06/30/18	06/30/17	% Change
Total Revenue	$ 28,092	$ 22,300	26%	$ 53,526	$ 42,825	25%
Provision for Loan Losses	800	500	60%	1,200	500	140%
Non-interest Expense	20,729	17,685	17%	40,831	34,489	18%
Income Before Taxes	2,901	2,051	41%	5,050	3,804	33%
Provision (Benefit) for Taxes	530	(8)	n/m	902	(42)	n/m
Net Income	2,371	2,059	15%	4,148	3,846	8%
Net Income per Share	$ 0.04	$ 0.04	-%	$ 0.07	$ 0.07	-%

The Company reported net income of $2.4 million, or $0.04 per share, for the three month period ended  June 30, 2018 compared to $2.1 million for the three month period ended June 30, 2017.  Net income for the six month period ended June 30, 2018 was $4.1 million, or $0.07 per share, compared to net income of $3.8 million, or $0.07 per share, for the six months ended June 30, 2017.

During 2017, the Company recorded a minimal provision for federal and state income taxes due to the deferred tax asset valuation allowance recorded on the balance sheet. Income Before Taxes grew 41% to $2.9 million during the second quarter of 2018 and grew 33% to $5.1 million on a year to date basis in 2018. The significant improvement in pre-tax profitability has been achieved despite the ongoing investments and expenditures required for the growth and expansion strategy.

Total revenue increased by $5.8 million, or 26%, to $28.1 million for the three month period ended June 30, 2018, compared to $22.3 million for the three month period ended June 30, 2017.  Total revenue for the six month period ended June 30, 2018 increased by $10.7 million, or 25%, to $53.5 million. The increase in revenue is primarily attributable to higher interest income as a result of the strong growth in interest-earning assets over the last twelve months driven by the Company's "Power of Red is Back" expansion program.

The increase in total revenue for both the three month period (26%) and six month period (25%) ended June 30, 2018 exceeded the growth in non-interest expense for the three month period (17%) and the six month period (18%) ended June 30, 2018 which demonstrates the effect that our growth strategy will have on the profitability of the Bank.

Non-interest income increased to $5.8 million for the three month period ended June 30, 2018 compared to $5.0 million for the three month period ended June 30, 2017 driven by growth in service fees on deposit accounts and residential mortgage banking income.

Non-interest expenses increased by $3.0 million, or 17%, to $20.7 million during the three month period ended June 30, 2018 compared to $17.7 million during the three months ended June 30, 2017. This increase was mainly caused by the increase in salaries and employee benefits as a result of annual merit increases along with increased staffing levels related to our growth strategy of adding and relocating stores. Occupancy and equipment expenses associated with the growth and relocation strategy also contributed to the increase in non-interest expenses.

The provision for income taxes was $530 thousand for the three month period ended June 30, 2018 compared to a benefit for income taxes in the amount of $8 thousand for the three month period ended June 30, 2017. The Company began recognizing an increased provision for federal and state income taxes during the first quarter of 2018 after reversing its deferred tax asset valuation allowance during the fourth quarter of 2017.

Balance Sheet

The major components of the balance sheet are as follows (dollars in thousands):

Description	06/30/18	06/30/17	% Change	03/31/18	% Change

Total assets	$ 2,552,920	$ 2,043,487	25%	$ 2,471,464	3%
Total loans (net)	1,310,012	1,057,056	24%	1,244,262	5%
Total deposits	2,134,141	1,732,431	23%	2,123,451	1%

Total assets increased by $509.4 million, or 25%, as of June 30, 2018 when compared to June 30, 2017.  Deposits grew by $401.7 million to $2.1 billion as of June 30, 2018 compared to $1.7 billion as of June 30, 2017. The number of deposit accounts has grown by 35% during the past twelve months. The strong growth in assets, loans and deposits has been driven by the addition of new stores and the successful execution of the Company's aggressive growth strategy referred to as "The Power of Red is Back."

Deposits

Deposits by type of account are as follows (dollars in thousands):

Description	06/30/18	06/30/17	% Change	03/31/18	% Change	2nd Qtr 2018 Cost of Funds

Demand noninterest-bearing	$ 526,650	$ 370,270	42%	$ 464,383	13%	0.00%
Demand interest-bearing	785,513	647,501	21%	826,726	(5%)	0.74%
Money market and savings	698,182	607,859	15%	703,263	(1%)	0.67%
Certificates of deposit	123,796	106,801	16%	129,079	(4%)	1.17%
Total deposits	$ 2,134,141	$1,732,431	23%	$ 2,123,451	1%	0.58%

Deposits increased to $2.1 billion at June 30, 2018 compared to $1.7 billion at June 30, 2017 as the Company moves forward with its growth strategy to increase the number of stores and expand its banking model which focuses on high levels of customer service and convenience and drives the gathering of low-cost, core deposits. The Company recognized strongest growth in demand deposit balances, led by growth in non-interest bearing demand deposits of 42%, on a year to year basis as a result of the successful execution of its strategy.

Lending

Loans by type are as follows (dollars in thousands):

Description	06/30/18	% of Total	06/30/17	% of Total	03/31/18	% of Total

Commercial real estate	$ 489,574	37%	$ 412,695	39%	$467,585	37%
Construction and land development	120,165	9%	83,571	8%	118,607	10%
Commercial and industrial	188,254	14%	176,949	16%	189,420	15%
Owner occupied real estate	335,871	26%	285,479	27%	315,418	25%
Consumer and other	83,606	6%	68,530	6%	78,834	6%
Residential mortgage	100,108	8%	39,286	4%	81,048	7%
Gross loans	$1,317,578	100%	$1,066,510	100%	$1,250,912	100%

Gross loans increased by $251 million, or 24%, to $1.3 billion at June 30, 2018 compared to $1.1 billion at June 30, 2017 as a result of the steady flow in quality loan demand over the last twelve months and continued success with the relationship banking model. The Company experienced strong growth across all loan categories.

Asset Quality

The Company's asset quality ratios are highlighted below:

	Three Months Ended
	06/30/18	03/31/18	06/30/17

Non-performing assets / capital and reserves	9%	9%	12%
Non-performing assets / total assets	0.81%	0.85%	1.41%
Quarterly net loan charge-offs / average loans	(0.04%)	0.77%	0.09%
Allowance for loan losses / gross loans	0.57%	0.53%	0.89%
Allowance for loan losses / non-performing loans	54%	47%	50%

The percentage of non-performing assets to total assets decreased to 0.81% at June 30, 2018, compared to 1.41% at June 30, 2017.  The ratio of non-performing assets to capital and reserves decreased to 9% at June 30, 2018 compared to 12% at June 30, 2017 primarily as a result of decreases in non-performing assets over the last 12 months.

Capital

The Company's capital ratios at June 30, 2018 were as follows:

	Actual 06/30/18	Regulatory Guidelines "Well Capitalized"

Leverage Ratio	9.88%	5.00%
Common Equity Ratio	14.48%	6.50%
Tier 1 Risk Based Capital	15.16%	8.00%
Total Risk Based Capital	15.62%	10.00%
Tangible Common Equity	9.04%	n/a

Total shareholders' equity increased to $235 million at June 30, 2018 compared to $222 million at June 30, 2017. Book value per common share increased to $4.01 at June 30, 2018 compared to $3.90 per share at June 30, 2017.

Analyst and Investor Call

An analyst and investor call will be held on the following date and time:

Date:	July 26, 2018
Time:	10:00am (EST)
From the U.S. dial:	(888) 424-8151
Participant Pin:	6954598

An operator will assist you in joining the call.

About Republic Bank

Republic Bank, a subsidiary of Republic First Bancorp, Inc., is a full-service, state-chartered commercial bank, whose deposits are insured up to the applicable limits by the Federal Deposit Insurance Corporation (FDIC). The Bank provides diversified financial products through its twenty-three stores located in the Greater Philadelphia and Southern New Jersey market place.  Republic Bank stores are open 7 days a week, 361 days a year, with extended lobby and drive-thru hours providing customers with the most convenient hours compared to any bank in its market.  The Bank offers free checking, free coin counting, ATM/Debit cards issued on the spot and access to more than 55,000 surcharge free ATMs worldwide via the Allpoint Network. The Bank also offers a wide range of residential mortgage products through its mortgage division which does business under the name of Oak Mortgage Company. For more information about Republic Bank, visit www.myrepublicbank.com.

Forward Looking Statements

The Company may from time to time make written or oral "forward-looking statements", including statements contained in this release and in the Company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein, are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, risks and uncertainties can arise with changes in: general economic conditions, including turmoil in the financial markets and related efforts of government agencies to stabilize the financial system; the adequacy of our allowance for loan losses and our methodology for determining such allowance; adverse changes in our loan portfolio and credit risk-related losses and expenses; concentrations within our loan portfolio, including our exposure to commercial real estate loans, and to our primary service area; changes in interest rates; business conditions in the financial services industry, including competitive pressure among financial services companies, new service and product offerings by competitors, price pressures and similar items; deposit flows; loan demand; the regulatory environment, including evolving banking industry standards, changes in legislation or regulation; impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act; our securities portfolio and the valuation of our securities; accounting principles, policies and guidelines as well as estimates and assumptions used in the preparation of our financial statements; rapidly changing technology; litigation liabilities, including costs, expenses, settlements and judgments; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.  You should carefully review the risk factors described in the Form 10-K for the year ended December 31, 2017 and other documents the Company files from time to time with the Securities and Exchange Commission. The words "would be," "could be," "should be," "probability," "risk," "target," "objective," "may," "will," "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions or variations on such expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Source:	Republic First Bancorp, Inc.

Contact:	Frank A. Cavallaro, CFO
(215) 735-4422

Republic First Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

	June 30,	March 31,	June 30,
(dollars in thousands, except per share amounts)	2018	2018	2017

ASSETS
Cash and due from banks	$ 29,363	$ 21,927	$ 28,247
Interest-bearing deposits and federal funds sold	29,991	9,142	59,750
Total cash and cash equivalents	59,354	31,069	87,997

Securities - Available for sale	502,021	519,692	345,182
Securities - Held to maturity	503,742	519,295	409,373
Restricted stock	8,379	5,435	3,878
Total investment securities	1,014,142	1,044,422	758,433

Loans held for sale	39,301	25,653	29,547

Loans receivable	1,317,578	1,250,912	1,066,510
Allowance for loan losses	(7,566)	(6,650)	(9,454)
Net loans	1,310,012	1,244,262	1,057,056

Premises and equipment	80,069	77,153	65,471
Other real estate owned	6,559	6,966	9,909
Other assets	43,483	41,939	35,074

Total Assets	$ 2,552,920	$ 2,471,464	$ 2,043,487

LIABILITIES
Non-interest bearing deposits	$ 526,650	$ 464,383	$ 370,270
Interest bearing deposits	1,607,491	1,659,068	1,362,161
Total deposits	2,134,141	2,123,451	1,732,431

Short-term borrowings	161,669	93,915	55,000
Subordinated debt	11,256	11,254	21,656
Other liabilities	10,520	8,770	12,079

Total Liabilities	2,317,586	2,237,390	1,821,166

SHAREHOLDERS' EQUITY
Common stock - $0.01 par value	593	592	575
Additional paid-in capital	267,974	267,313	255,215
Accumulated deficit	(13,195)	(15,566)	(24,042)
Treasury stock at cost	(3,725)	(3,725)	(3,725)
Stock held by deferred compensation plan	(183)	(183)	(183)
Accumulated other comprehensive loss	(16,130)	(14,357)	(5,519)

Total Shareholders' Equity	235,334	234,074	222,321

Total Liabilities and Shareholders' Equity	$ 2,552,920	$ 2,471,464	$ 2,043,487

Republic First Bancorp, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(in thousands, except per share amounts)	2018	2018	2017	2018	2017

INTEREST INCOME
Interest and fees on loans	$ 15,457	$ 14,269	$ 12,330	$ 29,726	$ 23,529
Interest and dividends on investment securities	6,804	6,458	4,931	13,262	9,858
Interest on other interest earning assets	63	172	70	235	131
Total interest income	22,324	20,899	17,331	43,223	33,518

INTEREST EXPENSE
Interest on deposits	3,089	2,598	1,722	5,687	3,324
Interest on borrowed funds	573	185	342	758	708
Total interest expense	3,662	2,783	2,064	6,445	4,032

Net interest income	18,662	18,116	15,267	36,778	29,486
Provision for loan losses	800	400	500	1,200	500

Net interest income after provision for loan losses	17,862	17,716	14,767	35,578	28,986

NON-INTEREST INCOME
Service fees on deposit accounts	1,326	1,175	907	2,501	1,753
Mortgage banking income	3,182	2,186	2,971	5,368	5,392
Gain on sale of SBA loans	846	992	796	1,838	1,484
Gain (loss) on sale of investment securities	(1)	-	(61)	(1)	(61)
Other non-interest income	415	182	356	597	739
Total non-interest income	5,768	4,535	4,969	10,303	9,307

NON-INTEREST EXPENSE
Salaries and employee benefits	10,883	10,645	9,389	21,528	17,971
Occupancy and equipment	3,353	3,470	2,873	6,823	5,763
Legal and professional fees	859	759	633	1,618	1,314
Foreclosed real estate	192	311	612	503	958
Regulatory assessments and related fees	395	467	324	862	653
Other operating expenses	5,047	4,450	3,854	9,497	7,830
Total non-interest expense	20,729	20,102	17,685	40,831	34,489

Income before provision (benefit) for income taxes	2,901	2,149	2,051	5,050	3,804

Provision (benefit) for income taxes	530	372	(8)	902	(42)

Net income	$ 2,371	$ 1,777	$ 2,059	$ 4,148	$ 3,846

Net Income per Common Share
Basic	$ 0.04	$ 0.03	$ 0.04	$ 0.07	$ 0.07
Diluted	$ 0.04	$ 0.03	$ 0.04	$ 0.07	$ 0.07

Average Common Shares Outstanding
Basic	58,746	57,100	56,945	57,927	56,885
Diluted	59,911	58,370	58,301	59,147	58,165

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the three months ended			For the three months ended			For the three months ended
(dollars in thousands)	June 30, 2018			March 31, 2018			June 30, 2017

		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other
interest-earning assets	$ 13,412	$ 63	1.88%	$ 40,425	$ 172	1.73%	$ 28,691	$ 70	0.98%
Securities	1,048,291	6,838	2.61%	1,015,605	6,487	2.55%	782,121	5,013	2.56%
Loans receivable	1,304,244	15,557	4.78%	1,235,124	14,365	4.72%	1,065,313	12,470	4.70%
Total interest-earning assets	2,365,947	22,458	3.81%	2,291,154	21,024	3.72%	1,876,125	17,553	3.75%

Other assets	129,077			127,001			111,493

Total assets	$2,495,024			$2,418,155			$1,987,618

Interest-bearing liabilities:

Demand non interest-bearing	$ 481,548			$ 431,234			$ 355,325
Demand interest-bearing	844,405	1,549	0.74%	893,530	1,257	0.57%	659,859	695	0.42%
Money market & savings	699,136	1,174	0.67%	687,818	972	0.57%	602,710	732	0.49%
Time deposits	125,607	366	1.17%	129,897	369	1.15%	105,820	295	1.12%
Total deposits	2,150,696	3,089	0.58%	2,142,479	2,598	0.49%	1,723,714	1,722	0.40%

Total interest-bearing deposits	1,669,148	3,089	0.74%	1,711,245	2,598	0.62%	1,368,389	1,722	0.50%

Other borrowings	101,829	573	2.26%	40,552	185	1.85%	35,119	342	3.91%

Total interest-bearing liabilities	1,770,977	3,662	0.83%	1,751,797	2,783	0.64%	1,403,508	2,064	0.59%
Total deposits and
other borrowings	2,252,525	3,662	0.65%	2,183,031	2,783	0.52%	1,758,833	2,064	0.47%

Non interest-bearing liabilities	8,952			9,540			8,345
Shareholders' equity	233,547			225,584			220,440
Total liabilities and
shareholders' equity	$2,495,024			$2,418,155			$1,987,618

Net interest income		$18,796			$18,241			$15,489
Net interest spread			2.98%			3.08%			3.16%

Net interest margin			3.19%			3.23%			3.31%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Average Balances and Net Interest Income
(unaudited)

	For the six months ended			For the six months ended
(dollars in thousands)	June 30, 2018			June 30, 2017

		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Interest-earning assets:

Federal funds sold and other
interest-earning assets	$ 26,844	$ 235	1.77%	$ 26,323	$ 131	1.00%
Securities	1,032,038	13,325	2.58%	795,003	10,045	2.53%
Loans receivable	1,269,875	29,922	4.75%	1,036,979	23,808	4.63%
Total interest-earning assets	2,328,757	43,482	3.77%	1,858,305	33,984	3.69%

Other assets	128,045			106,683

Total assets	$2,456,802			$1,964,988

Interest-bearing liabilities:

Demand non interest-bearing	$ 456,530			$ 342,243
Demand interest-bearing	868,832	2,806	0.65%	640,084	1,303	0.41%
Money market & savings	693,508	2,146	0.62%	604,933	1,430	0.48%
Time deposits	127,740	735	1.16%	106,866	591	1.12%
Total deposits	2,146,610	5,687	0.53%	1,694,126	3,324	0.40%

Total interest-bearing deposits	1,690,080	5,687	0.68%	1,351,883	3,324	0.50%

Other borrowings	71,360	758	2.14%	44,078	708	3.24%

Total interest-bearing liabilities	1,761,440	6,445	0.74%	1,395,961	4,032	0.58%
Total deposits and
other borrowings	2,217,970	6,445	0.59%	1,738,204	4,032	0.47%

Non interest-bearing liabilities	9,171			8,307
Shareholders' equity	229,661			218,477
Total liabilities and
shareholders' equity	$2,456,802			$1,964,988

Net interest income		$37,037			$29,952
Net interest spread			3.03%			3.11%

Net interest margin			3.21%			3.25%

Note: The above tables are presented on a tax equivalent basis.

Republic First Bancorp, Inc.
Summary of Allowance for Loan Losses and Other Related Data
(unaudited)

				Year
	Three months ended			ended	Six months ended
	June 30,	March 31,	June 30,	Dec 31	June 30,	June 30,
(dollars in thousands)	2018	2018	2017	2017	2018	2017

Balance at beginning of period	$ 6,650	$ 8,599	$ 9,181	$ 9,155	$ 8,599	$ 9,155

Provision charged to operating expense	800	400	500	900	1,200	500
	7,450	8,999	9,681	10,055	9,799	9,655

Recoveries on loans charged-off:
Commercial	129	-	30	119	129	66
Consumer	1	-	1	1	1	1
Total recoveries	130	-	31	120	130	67

Loans charged-off:
Commercial	-	(2,151)	(253)	(1,523)	(2,151)	(261)
Consumer	(14)	(198)	(5)	(53)	(212)	(7)

Total charged-off	(14)	(2,349)	(258)	(1,576)	(2,363)	(268)

Net charge-offs	116	(2,349)	(227)	(1,456)	(2,233)	(201)

Balance at end of period	$ 7,566	$ 6,650	$ 9,454	$ 8,599	$ 7,566	$ 9,454

Net charge-offs as a percentage of
average loans outstanding	(0.04%)	0.77%	0.09%	0.13%	0.35%	0.04%

Allowance for loan losses as a percentage
of period-end loans	0.57%	0.53%	0.89%	0.74%	0.57%	0.89%

Republic First Bancorp, Inc.
Summary of Non-Performing Loans and Assets
(unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2018	2018	2017	2017	2017

Non-accrual loans:
Commercial real estate	$ 13,297	$ 13,322	$ 13,973	$ 10,140	$ 17,703
Consumer and other	809	810	872	880	817
Total non-accrual loans	14,106	14,132	14,845	11,020	18,520

Loans past due 90 days or more
and still accruing	-	-	-	2,730	293

Total non-performing loans	14,106	14,132	14,845	13,750	18,813

Other real estate owned	6,559	6,966	6,966	9,169	9,909

Total non-performing assets	$ 20,665	$ 21,098	$ 21,811	$ 22,919	$ 28,722

Non-performing loans to total loans	1.07%	1.13%	1.28%	1.26%	1.76%

Non-performing assets to total assets	0.81%	0.85%	0.94%	1.07%	1.41%

Non-performing loan coverage	53.64%	47.06%	57.93%	60.06%	50.25%

Allowance for loan losses as a percentage
of total period-end loans	0.57%	0.53%	0.74%	0.75%	0.89%

Non-performing assets / capital plus
allowance for loan losses	8.51%	8.76%	9.28%	9.82%	12.39%